                                                                    EXHIBIT 2.02

                            CERTIFICATE OF MERGER OF
                VILLAGE ACQUISITION CORPORATION INTO MAXIS, INC.


         Maxis, Inc. does hereby certify as follows:

         1.   The constituent corporations (the "Constituent Corporations")
                                                 ------------------------
to the merger are Village Acquisition Corporation ("Merger Sub") and Maxis, Inc.
                                                    ----------
("Maxis"), each of which is a corporation organized and existing under the
  -----
General Corporation Law of the State of Delaware.

         2. An Agreement and Plan of Reorganization dated as of June 4, 1997 among Electronic Arts Inc., Merger Sub and Maxis (the "Reorganization
                                                       --------------
Agreement") providing for the merger of Merger Sub with and into Maxis has been
---------
approved, adopted, certified, executed and acknowledged by each of the Constituent Corporations in accordance with Section 251 of the General Corporation Law of the State of Delaware.

         3. The name of the surviving corporation is Maxis, Inc. (the "Surviving Corporation").
 ---------------------

         4. The certificate of incorporation of Merger Sub shall be the certificate of incorporation of the Surviving Corporation, provided that: (a)
Article I of the certificate of incorporation of the Surviving Corporation shall be amended to read "The name of the corporation is Maxis, Inc."; and (b) Article VII of the certificate of incorporation of the Surviving Corporation shall be amended to add the following sentence at the end of Article VII: "The corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she or his or her testator or intestate is or was a director, officer or employee of the corporation or any predecessor of the corporation or serves or served any other enterprise as a director, officer or employee at the request of the corporation or any predecessor to the corporation."

         5. The executed Reorganization Agreement is on file at the principal place of business of the Surviving Corporation, which is located at 2121 N. California Street, Suite 600, Walnut Creek, California 94596.

         6. The Surviving Corporation will furnish a copy of the Reorganization Agreement, on request and without cost, to any stockholder of either of the Constituent Corporations.

         IN WITNESS WHEREOF, Maxis, Inc. has caused this Certificate to be signed by its authorized officer on __________, 1997.

                                     MAXIS, INC.


                                     ------------------------------------
                                     Sam Poole, Chief Executive Officer